UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2026
Designer Brands Inc.
(Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 DSW Drive, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (614) 237-7100

N/A
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Shares, without par value	DBI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2026, the Board appointed Sheamus Toal as the Company’s Executive Vice President, Chief Financial Officer and as Principal Financial Officer (the “Appointment”), with such Appointment to be effective as of February 16, 2026 (the “Effective Date”). In connection with the Appointment, Mark A. Haley will step down from his role as interim Principal Financial Officer of the Company, effective as of the Effective Date. Mr. Haley will continue to serve as the Company’s Senior Vice President, Controller and Principal Accounting Officer.

Prior to joining the Company, Mr. Toal, 56, served as Chief Operating Officer and Chief Financial Officer of The Children’s Place, Inc., a children’s specialty retailer, from August 2023 to December 2024 and as Senior Vice President, Chief Financial Officer of The Children’s Place, Inc. from November 2022 to July 2023. Mr. Toal served as the Executive Vice President and Chief Financial Officer of Saatva, Inc., a high growth digital e-commerce retailer, from 2021 to 2022. Previously, Mr. Toal spent more than 16 years at New York & Company, a fashion retailer, from 2004 to 2021, where he held several senior level finance and operational roles, including Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer, culminating in his role as Chief Executive Officer from 2020 to 2021. Earlier in his career, Mr. Toal held positions of increasing responsibility in finance and accounting at Footstar, Inc. and Standard Motors Products, Inc., and served as a Manager with KPMG, LLP. Mr. Toal holds a Bachelor of Science in Accounting from St. John’s University and is a Certified Public Accountant in the State of New York.

There are no arrangements or understandings between Mr. Toal and any other person pursuant to which he was appointed as Executive Vice President, Chief Financial Officer. In addition, there are no family relationships between Mr. Toal and any directors or executive officers of the Company, and no transactions are required to be reported under Item 404(a) of Regulation S-K between Mr. Toal and the Company.

In connection with his Appointment and beginning on the Effective Date, Mr. Toal’s annual base salary will be $750,000. Mr. Toal’s target bonus under the Company’s 2005 Cash Incentive Compensation Plan will be 75% of his annual base salary. Additionally, Mr. Toal will receive an annual equity award under our 2026 long-term incentive program with an aggregate target value of $1,500,000, which will consist of performance shares (50%) and restricted stock units (50%), and the vesting of which will be subject to continued service for the Company, and the terms and conditions of the applicable award agreements.

Mr. Toal and the Company have entered into an Executive Agreement (the “Agreement”) that, among other things, provides for payments and benefits following termination of Mr. Toal’s employment without “cause” (as defined in the Agreement). Pursuant to the terms of the Agreement, if the Company involuntarily terminates Mr. Toal’s employment without “cause,” and provided that Mr. Toal signs a release of claims in favor of the Company, he would be entitled to receive: (i) salary continuation for a 12-month period, based on his salary as of the date of termination; (ii) a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs; (iii) 12 months of accelerated vesting with respect to outstanding stock options, time-based restricted stock units, and performance shares; and (iv) reimbursement for the cost of maintaining continuing health coverage under COBRA for a period of up to 12 months following the date of termination, less the employee premium for health coverage. In exchange, the Agreement provides that Mr. Toal will be subject to certain confidentiality, non-competition, non-solicitation and non-disparagement provisions and certain post-termination cooperation covenants.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, which will be filed as an exhibit to the Company’s next periodic report.

Item 7.01 Regulation FD Disclosure.

On February 11, 2026, the Company issued a press release announcing the Appointment, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this report furnished pursuant to Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Item 7.01 of this report.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Designer Brands Inc., dated February 11, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Designer Brands Inc.
		By:	/s/ Lisa M. Yerrace
Lisa M. Yerrace
Senior Vice President, General Counsel and Corporate Secretary

Date:	February 11, 2026